UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 26, 2008

Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	610-293-0600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     Other Events.

As previously reported, on February 29, 2008, Safeguard Scientifics, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) concerning the intended transfer of the Company’s interests in six of its partner companies: Acsis, Inc, Alliance Holdings, Inc., Laureate Pharma, Inc., Neuronyx, Inc., NextPoint Networks, Inc. and ProModel Corporation (the “Subject Companies”).

The Purchase Agreement addressed the fact that other investors in certain of the Subject Companies hold contractual rights of first refusal and/or rights of co-sale in connection with the contemplated transactions. The full text of the Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 4, 2008.

As of the date hereof, certain investors in NextPoint Networks, Inc. have formally notified the Company of their exercise of their co-sale rights in connection with the subject transaction. As a result of such exercises, such investors will participate in the sale of NextPoint shares as contemplated by the Purchase Agreement, and the number of NextPoint shares which the Company will sell in the transaction will be proportionately reduced.

As a result of the exercise of the NextPoint Networks co-sale rights: 1) the gross proceeds that the Company expects to receive under the Purchase Agreement are approximately $78.1 million, including $10 million to be held in escrow through April 2009; 2) following the closing of the transaction, the Company will retain a continuing interest in NextPoint Networks of approximately 10.5%, on a primary basis; 3) Saints Capital will relieve the Company of an aggregate of $31.5 million in debt guarantees concerning certain companies being sold; and 4) in its consolidated financial statements for the quarter ended March 31, 2008, the Company expects to write down the aggregate carrying value of the Subject Companies by $0.5 million to the total anticipated gross proceeds, net of the costs necessary to complete the transaction.

The Company issued a press release on April 28, 2008, regarding the exercise of the NextPoint Networks co-sale rights. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01     Financial Statements and Exhibits.

(d)       Exhibits

            99.1      Press Release dated April 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated:	April 28, 2008	By:	BRIAN J. SISKO
Brian J. Sisko
Senior Vice President and General Counsel